                                                              Filed pursuant to
                                                              Rule 424 (b)(3)
                                                              Reg Nos. 333-36434
                                                              and 333-36434-01

PROSPECTUS SUPPLEMENT NO. 12
(To Prospectus dated August 30, 2000)

NTL (Delaware), Inc.
5 3/4% Convertible Subordinated Notes Due 2009
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No. 12 supplements and amends the Prospectus dated August 30, 2000, the Prospectus Supplement No. 1 dated September 26, 2000, the Prospectus Supplement No. 2 dated October 5, 2000, the Prospectus Supplement No. 3 dated October 18, 2000, the Prospectus Supplement No. 4 dated October 19, 2000, the Prospectus Supplement No. 5 dated October 27, 2000, the Prospectus Supplement No. 6 dated November 1, 2000, the Prospectus Supplement No. 7 dated November 1, 2000, the Prospectus Supplement No. 8 dated November 9, 2000, the Prospectus Supplement No. 9 dated November 16, 2000, the Prospectus Supplement No. 10 dated December 1, 2000 and the Prospectus Supplement No. 11 dated December 6, 2000 relating to the 5 3/4% Convertible Subordinated Notes Due 2009 of NTL (Delaware), Inc. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes.

The table on pages 46 through 47 of the Prospectus sets forth information with respect to the Selling Security Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Security Holder that may be offered pursuant to the Prospectus. This Prospectus Supplement amends that table by adding the following Selling Security Holders, or to the extent such persons are already named as Selling Security Holders, by amending the respective amounts of Convertible Notes beneficially owned.


                                        PRINCIPAL            PERCENT OF              COMMON
                                        AMOUNT OF               TOTAL              STOCK OWNED               COMMON
                                       CONVERTIBLE            PRINCIPAL              PRIOR TO             STOCK TO BE
      SELLING SECURITY                    NOTES               AMOUNT OF              ORIGINAL            REGISTERED BY
          HOLDERS                          ($)               OUTSTANDING             OFFERING            THE PROSPECTUS
-----------------------------------------------------------------------------------------------------------------------
Ameritas Growth
with Income Portfolio                    69,000                    *                     -                  637.80

ASAF MFS Growth
and Income Fund                          69,000                    *                     -                  637.80

AST MFS Growth
with Income Fund                        145,000                    *                     -                1,340.31

Bermuda/US
Equity Fund                              13,000                    *                     -                  120.17

Bernard Selz                         10,000,000                    *                     -                  92,435

Bernard Selz IRA R/O                  4,000,000                    *                     -                  36,974

Bernard Selz Trust                      200,000                    *                     -                1,848.70

Carl von Bernuth                        400,000                    *                     -                3,697.40

Diversified Fund A                      113,000                    *                     -                1,044.52

Ermitage Selz Fund Ltd.               5,500,000                    *                     -               50,839.25

Equi-Vest Growth
and Income Fund                         442,000                    *                     -                4,085.63

Gam Selection
Investments Inc.                      2,000,000                    *                     -                  18,487

Girl Scouts of the USA
Investment Portfolio                     59,000                    *                     -                  545.37

Girl Scouts of the USA
National Council                        133,000                    *                     -                1,229.39
Retirement Fund

Karnak Partners L.P.                  2,500,000                    *                     -               23,108.75

Lisa Pagliaro Selz                      500,000                    *                     -                4,621.75

Massachusetts Investors
Trust                                29,510,000                 2.45                     -              272,775.69

MFS/Sun Life-
Massachusetts Investors
Trust Series                          4,382,000                    *                     -               40,505.02

MFS Institutional Core
Equity                                   51,000                    *                     -                  471.42

MFS Funds - US Equity
Fund                                     79,000                    *                     -                  730.24

MFS Utilities Fund                    9,870,000                    *                     -               91,233.35

MFS Meridian US Equity
Fund                                  1,568,000                    *                     -               14,493.81

MFS/Sun Life-
Utilities Series                      2,510,000                    *                     -               23,201.19

MFS VIT - MFS Growth
with Income Series                      839,000                    *                     -                7,755.30

MFS VIT - MFS
Utilities Series                      1,120,000                    *                     -               10,352.72

New England Zenith
Growth Fund                              47,000                    *                     -                  434.44

PGEP V LLC                            1,000,000                    *                     -                9,243.50

Selz Foundation                       3,000,000                    *                     -               27,730.50

Sun America Growth and
Income Fund                           1,156,000                    *                     -               10,685.49

Trust FBO Lauren E von
Bernuth UWO Elizabeth
von Bernuth                              30,000                    *                     -                  277.31

Trust UWO Frank J.
Pagliaro                                100,000                    *                     -                  924.35

UWO Germaine F. Selz
FBO Venetia Selz                        100,000                    *                     -                  924.35

-----------------------------------------------------------------------------------------------------------------------

*  Less than one percent

The Prospectus, together with Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11 and this Prospectus Supplement No. 12 constitutes the prospectus required to be delivered by Section5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 12 is December 12, 2000.